Docusign Envelope ID: 031E6706-69D9-49F4-A61E-F3CF85D6ECD4
Exhibit 10.1

Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F
SEPARATION AGREEMENT AND RELEASE
This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is between Bryan Castellani (“you”) and Warner Music Inc. (“Company”). You and Company agree as follows:
1.Separation Date and Transition. Your employment with Company will end on September 30, 2025 (the “Separation Date”); provided that on May 5, 2025 (the “Transition Date”) you will step down as Executive Vice President and Chief Financial Officer, Warner Music Group Corp. (“WMG Corp.”). During the period running from the Transition Date through the Separation Date (the “Transition Period”), you will remain employed by Company in an advisory capacity and you agree to render transition services to Company, as directed by Company’s CEO, conscientiously devoting your good faith efforts and abilities thereto. As of the Transition Date, you hereby resign as an officer and/or director of Company and its subsidiaries and affiliates (as applicable), and you hereby further agree to execute promptly at Company’s request any additional documents necessary to effectuate this resignation. As of the Separation Date, you will have no further authority or responsibilities as an employee of Company and the Term of the Employment Agreement between you and Company dated September 1, 2023 (the “Employment Agreement”) will be terminated, with no liability to either you or Company thereunder. Notwithstanding anything to the contrary contained in this Agreement, if Company terminates your employment for any act or omission that constitutes Cause under the Employment Agreement or you terminate your employment for any reason prior to the Separation Date, you will forfeit all rights and entitlements to any amounts otherwise due and owing to you under this Agreement, including the Separation Benefits (as defined below).
2.Separation Benefits. The following separation benefits described in Paragraphs (a) through (d) (collectively, the “Separation Benefits”) are in exchange for the promises you are making in this Agreement, and specifically the release in Paragraph 4(a) and the Re-affirmation (as defined below), provided that (x) this Agreement is executed in full no later than twenty-one
(21) days following the date you receive this Agreement (the “Consideration Period”); (y) the Re-affirmation is executed and delivered to Company by you within five (5) business days of the Separation Date; and (z) neither this Agreement nor the Re-affirmation is revoked pursuant to Paragraph 11(b). You are not required to seek other employment to receive the Separation Benefits, and Company will not reduce the Separation Benefits if you obtain other earnings.
(a)Company will pay you severance in the form of salary continuation, consistent with regular payroll practices. Your total gross severance payment will be $1,650,000 (the “Severance”), payable in substantially equal installments over a period of 52 weeks in the same manner and timing as Company makes regular payroll payments to its employees generally. Payments shall commence on the next possible pay cycle following the later of (i) the Separation Date and (ii) the date the Re-affirmation is executed by you and is no longer revocable pursuant to Paragraph 11(b) (the “Release Effective Date”); provided that if the Consideration Period (together with the 7-day revocation period described in Paragraph 11(b)) spans two (2) calendar years, then payments shall not commence until the second calendar year even if the Release Effective Date occurs in the prior year.
(b)Company will grant to you an annual bonus with a target amount of
$1,100,000 with respect to Company’s 2025 fiscal year, payable when bonuses in respect of the

Docusign Envelope ID: 031E6706-69D9-49F4-A61E-F3CF85D6ECD4

Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F
2025 fiscal year are paid to employees of Company generally, but in no event later than March 15, 2026. The actual bonus amount payable to you will be determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of WMG Corp. based on corporate performance measures for the 2025 fiscal year as established and determined by the Compensation Committee.
(c)Company will pay you in a lump sum on the next possible pay cycle following the later of the Separation Date and the Release Effective Date, an amount such that after deduction of all required payroll withholding thereon, the net amount payable to you equals
$40,000.
(d)WMG Corp. will grant you an award of WMG Corp. Restricted Stock Units (as defined in the Plan (as defined below)) on or before the Separation Date. The aggregate pre-tax grant date value of Restricted Stock Units granted to you will be $1,000,000, with the number of shares of WMG Corp.'s Class A common stock covered by such awards determined by the average closing share price of WMG Corp.’s Class A Common Stock for the six months preceding the grant date as selected by the Administrator (as defined in the Plan), and such award will be on terms specified by the Administrator (including vesting requirements and treatment of such award upon termination of employment) and as set forth in a separate award agreement; provided that the vesting period for such award shall be four (4) years from the date on which WMG Corp. makes regularly scheduled annual Restricted Stock Unit grants in January 2026.
Notwithstanding the foregoing, if you become re-employed with Company or any of its parent companies, subsidiaries or affiliates, your Severance and all other Separation Benefits under this Paragraph 2 will stop as of the date you begin that employment and Company shall have no further obligations to you under this Paragraph. In addition, in the event of your death after the date on which this Agreement is executed in full but prior to the Separation Date, and provided that you have not revoked pursuant to Paragraph 11(b), (i) Company shall pay your estate the payments described in clauses (a), (b) and (c) above in the manner described therein, and (ii) the Separation Date for purposes of this Agreement shall be deemed to be date of your death.
3.Payment of Accrued Wages and Time Off; Benefits Coverage; Equity Awards.
(a)Company will pay your wages accrued through the Separation Date, and vested and accrued vacation time (if any) that is unused as of the Separation Date, in each case in accordance with Company’s policies. In addition, Company will pay for reasonable expenses actually incurred, or reimburse you for reasonable expenses paid, by you prior to the Separation Date in the performance of your services to Company in accordance with Company’s policy for employees at your level upon presentation of expense statements or such other supporting information as Company may customarily require.
(b)During the period commencing immediately after the Separation Date and through the last day of the calendar month in which your termination occurs (such period, the “Benefits Period”), Company shall continue to provide you and your eligible family members with medical health insurance coverage, including dental and vision insurance coverage, under the group insurance plans maintained by Company in accordance with the terms of the applicable

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Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F

plans and to the extent that you had elected such coverage prior to the Separation Date (“Benefits Coverage”). Following the Benefits Period, you and/or your eligible family members may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), to elect to continue Benefits Coverage for such period of time as required under COBRA and at your expense. Further information regarding COBRA coverage, including enrollment forms and premium quotations, will be sent to you separately.
(c)Any outstanding awards granted to you under the WMG Corp. 2020 Omnibus Incentive Plan (the “Plan”) shall be governed by the terms of the Plan and the applicable award agreements pursuant to which such awards were granted (collectively, the “Award Agreements”). This Agreement, including Paragraph 4(b), is not intended to and does not waive or limit any of Company’s rights or any of your obligations under the Award Agreements or the Clawback Policies (as defined below).
4.Mutual Waiver and Release.
(a)Waiver and Release by You. You agree that you are not otherwise entitled to receive the Separation Benefits under Paragraph 2 or Company’s release pursuant to Paragraph 4(b), and that these benefits are sufficient consideration for the following waiver and release:
In exchange for the payments and other benefits you are receiving under this Agreement, you, on behalf of yourself, your personal representatives, heirs, estate, successors and assigns (collectively, “Your Group”), agree to waive, release and forever discharge Company, its successors, direct or indirect parents, direct or indirect subsidiaries and affiliates, and each of their respective current and former directors, officers, equityholders, partners (general or limited), members, agents, representatives and employees, and the employee benefit plans and programs of each, including any long term incentive plans (all such plans and programs and any successor plan thereto, collectively, the “Employee Benefit Plans”), and the plan sponsors, plan administrators, benefit officers, administrative committees, investment committees and administrative committees of the Employee Benefit Plans, and all successors and assigns of all of the foregoing (collectively, “Company Group”) from all claims of any kind. You, on behalf of yourself and Your Group, release Company Group from liability for any claims or damages you may have against it as of the date you sign this Agreement, whether those claims are known to you or unknown, except for claims that cannot be waived or released under the law or as otherwise provided in Paragraphs 15 and 16. Your release on behalf of yourself and Your Group includes all claims relating to the Employment Agreement, your employment with Company, your benefits through Company or the termination of your employment, whether arising under common law, federal, state or local law, regulation, ordinance or order. Examples of claims waived and released by you on behalf of yourself and Your Group include any alleged violation of the following laws and other sources of legal rights, each as amended and including regulations issued thereunder:
•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;

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Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F

•the Employee Retirement Income Security Act of 1974 (except to the extent provided otherwise in Paragraph 15);
•the Immigration Reform and Control Act of 1986;
•the Americans with Disabilities Act of 1990;
•the Age Discrimination in Employment Act of 1967;
•the Worker Adjustment and Retraining Notification Act;
•the Occupational Safety and Health Act;
•the Rehabilitation Act of 1973;
•the Fair Credit Reporting Act;
•the Equal Pay Act;
•the Family and Medical Leave Act;
•the Civil Rights Act of 1991;
•the Genetic Information Nondiscrimination Act;
•the New York Human Rights Law;
•the New York Executive Law;
•the New York Labor Law;
•the New York Civil Rights Law;
•the New York Equal Pay Law;
•the New York Whistleblower Law;
•the New York Wage-Hour and Wage Payment Laws and Regulations;
•the New York Minimum Wage Law;
•the Anti-Retaliation/Non-Discrimination Provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law;
•the New York State Worker Adjustment and Retraining Notification Act;
•the New York Paid Family Leave Law;
•the New York City Human Rights Law;
•the New York City Administrative Code and Charter;
•any other federal, state, local or other law, rule, regulation, constitution, code, executive order, guideline or ordinance;
•any public policy, contract (oral or written, express or implied), tort law or common law, including any claim for wrongful termination in violation of public policy; and

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Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F

•any act, statute, common law, agreement or other basis for seeking or recovering any award of costs, fees or other expenses, including attorneys’ fees and/or costs.
(b)Waiver and Release by Company. Subject to Paragraph 3(c) and Paragraph 19 and provided that you have not revoked the waiver and release of claims or the Re- affirmation, Company, on behalf of itself and Company Group, waives, releases and forever discharges you and Your Group from all claims Company and Company Group may have against you and Your Group as of the date Company signs this Agreement, under any common law, federal, state or local law, regulation, ordinance or order, arising out of your employment with Company, except for any claim to enforce this Agreement or any claim that you or Your Group committed a crime or engaged in acts or omissions to act constituting fraud, other willful misconduct, gross negligence or a material violation of material Company policies.
(c)Re-affirmation of Your Waiver and Release. In addition to the other provisions of this Agreement, in exchange for the consideration described in Paragraph 2 and Company’s release pursuant to Paragraph 4(b), you shall execute and deliver to Company within five (5) business days of the Separation Date the re-affirmation of the waiver and release of claims and acknowledgments that are set forth in Paragraph 4(a) and Paragraph 5 in the form attached hereto as Exhibit A (the “Re-affirmation”). The seven (7) day revocation period applicable to your waiver and release of claims set forth in Paragraph 4(a), which is described in Paragraph 11(b), shall also apply to your execution and delivery of the Re-affirmation.
5.Acknowledgments and Affirmations. You affirm that:
(a)you have not filed, caused to be filed, or presently are a party to any claim against Company Group;
(b)as of the date you sign this Agreement, except for the payments and benefits expressly set forth in this Agreement, you have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits which are due and payable, including any vested and accrued but unused vacation time and you are not entitled to any other payments or benefits from Company, including pursuant to the Warner Music Inc. Severance Plan for Regular U.S. Employees;
(c)Company has granted you any leave to which you were entitled from Company under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
(d)you have no known workplace injuries or occupational diseases;
(e)you are not Medicare eligible and have not filed a claim for Medicare benefits;
(f)you are not aware of any fraud or wrongdoing by Company Group and you have not been retaliated against for reporting any allegations of fraud or other wrongdoing by Company Group; and

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Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F

(g)Company owns all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you in connection with or related to your employment with Company and all other results and proceeds of your employment services to Company, including all copyrightable material created by you within the scope of your employment, and you agree to execute and deliver to Company such assignments or other instruments as Company may require to evidence Company’s ownership of the results and proceeds of your employment.
6.Confidentiality and Non-Disclosure. Except as otherwise provided in Paragraph 8 or Paragraph 16, you shall not at any time exploit, use, sell, publish, disclose or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets, privileged information, confidential information, business information or proprietary information regarding Company Group, including the terms of any agreements between Company or any of its affiliates and any third party. You shall not during the one-year period following the Separation Date, without the prior written approval of Executive Vice President, Chief Communications Officer for Warner Music Group, discuss any Company Topic (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists. However, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
7.Cooperation. To the extent allowed by law, you agree to cooperate reasonably and truthfully with Company in the prosecution, defense, investigation, regulatory action or pursuit of any matter in which Company determines you were involved during your employment or about which you may have knowledge. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against Company, unless your participation is required under the law. Company shall reimburse you for reasonable out-of-pocket expenses incurred in connection with such cooperation.
8.Protected Disclosures and Statements. Nothing in this Agreement prohibits you from (a) responding truthfully to a lawfully issued subpoena, court order, or other binding request by a regulatory agency or governmental authority; (b) reporting possible violations of
U.S. federal law or regulation to any governmental agency or entity; (c) making any statement or engaging in any activity to the extent protected by the National Labor Relations Act; or
(d) making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation. However, except as provided otherwise in this Agreement, you are not authorized to disclose any information covered by Company Group’s attorney-client privilege or attorney work product or Company Group’s trade secrets without prior written consent of the Executive Vice President and General Counsel of Warner Music Inc. Further, Company hereby informs you, and you hereby acknowledge, in accordance with 18 U.S.C. Section 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a

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Docusign Envelope ID: 031E6706-69D9-49F4-A61E-F3CF85D6ECD4

Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F

complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.Return of Property. You agree to promptly return to Company by no later than the Separation Date, all property of Company in your possession, including: keys, identification cards, files, records, credit cards, electronic equipment, books and manuals issued to you by Company, and all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you possess or have under your control; provided that you may retain your personal files (i.e., your files not related to Company) and a copy of your address book.
10.Card Pay-Off Requirement. You hereby represent and agree that any outstanding balances on corporate credit cards provided to you by Company have been paid in full or will be fully paid by you prior to the due date specified by the credit card provider. Company reserves the right to cease payment of the Separation Benefits under Paragraph 2 if your corporate credit card balance is not paid off in full within seven (7) days of the due date.
11.Representations and Effective Date.
(a)Consideration Period. You understand that this Agreement is a legally binding document under which you are giving up certain rights, including any rights you have or may have under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990 arising from your employment with Company, the termination of that employment or any other dealings of any kind between you and Company Group as of the date you sign this Agreement and as of the date you sign the Re-affirmation unless you have revoked this Agreement or the Re-affirmation pursuant to Paragraph 11(b), in consideration for the Severance and/or other Separation Benefits specified in Paragraph 2 and Company’s release of claims against you pursuant to Paragraph 4(b). You acknowledge that you have been advised to discuss this Agreement and the Re-affirmation with an attorney and other professional persons unrelated to Company before you sign it, and that you have been given the time necessary to seek such advice and counsel. You have had at least twenty-one (21) days to consider this Agreement and the Re-affirmation. You also agree that the twenty-one (21)-day Consideration Period will not restart if changes, material or immaterial, are made to this Agreement or the Re- affirmation, and you waive any right you might have to restart the running of the twenty-one (21)-day Consideration Period. You acknowledge that you have read this Agreement and the Re- affirmation and that you have signed this Agreement and agree to the form of the Re-affirmation freely and voluntarily, with full knowledge of all material facts.
(b)Revocation Period. You understand you may revoke this Agreement within seven (7) days of its execution, by notifying Company in writing of your desire to revoke this Agreement. If you revoke this Agreement, this Agreement will have no legal effect. Any revocation within this period must be submitted, in writing, to Executive Vice President and General Counsel, Warner Music Inc., and must state: “I hereby revoke my acceptance of our Separation Agreement and Release.” The revocation must be either: (i) personally delivered to Executive Vice President and General Counsel, Warner Music Inc., 1633 Broadway, New York, NY 10019, within seven (7) days after you sign this Agreement; (ii) mailed to Executive Vice

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President and General Counsel, at the address specified above by First Class United States mail and postmarked within seven (7) days after you sign this Agreement; or (iii) delivered to Executive Vice President and General Counsel, at the address specified above through a reputable overnight service with documented evidence that it was sent within seven (7) days after you signed this Agreement. The provisions of this Agreement, including any obligation of Company to provide payment or the Separation Benefits under Paragraph 2, are not binding until eight (8) days after the execution of both this Agreement and the Re-affirmation by you (and provided you have not revoked your acceptance pursuant to this Paragraph). All references to the Agreement in this Paragraph 11(b) shall apply with equal force and effect to the Re-affirmation.
12.Complete Agreement. This Agreement reflects the final and complete agreement between you and Company with respect to the subjects addressed by it, and, effective as of the date this Agreement is executed and nonrevocable by you, shall amend the Employment Agreement. As of the Separation Date, this Agreement (for purposes of the remainder of this Paragraph, together with the Re-affirmation, this “Agreement”) shall supersede any and all prior agreements between you and Company, excluding the Award Agreements and the Clawback Policies but shall supersede the Employment Agreement as amended hereby. No modification or waiver of the terms of this Agreement will be valid unless made in writing and signed by an officer of Company and you. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email or other electronic transmission method, and signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes.
13.Severability, Definitions and Interpretations. If any provision of this Agreement is ruled invalid, that will not affect any other provisions of this Agreement that can be given effect without the invalid provision. The provisions of this Agreement are severable. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words
(a) “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (b) “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
14.Choice of Law and Jury Trial Waiver.
(a)Choice of Law. This Agreement will be governed by and construed according to the laws of the State of New York without regard to any choice of law provisions. Exclusive jurisdiction of any dispute, action, proceeding or claim arising out of or relating to this Agreement shall lie in the state or federal courts in the State of New York, located in New York County.
(b)JURY TRIAL WAIVER. IN THE UNLIKELY EVENT THAT DIFFERENCES ARISE BETWEEN THE PARTIES RELATED TO OR ARISING FROM THIS AGREEMENT THAT ARE NOT RESOLVED BY MUTUAL AGREEMENT, TO

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FACILITATE A JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE OF BOTH PARTIES, COMPANY AND YOU AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM.
15.Claims Not Released. You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under any health, welfare or retirement benefit plans of Company as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement;
(e) any Award Agreements outstanding as of the Separation Date and any equity in the Company or WMG Corp. owned by you; (f) seek indemnification from Company under Company’s governing documents; and/or (g) challenge the validity of this Agreement.
16.Government Agencies. Nothing in this Agreement prohibits or prevents you from filing a charge or communicating with, providing documents or information to, or participating, testifying or assisting in any investigation, hearing or other proceeding before, any federal, state or local government agency or regulatory authority, including the EEOC, NLRB, OSHA, SEC, and any applicable state or local civil rights agency. This Agreement does not limit your right to receive an award or bounty for information provided to any governmental agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any non- disclosure, confidentiality or waiver provision in this Agreement does not prohibit you from initiating communications directly with, responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Company, your employment, this Agreement or its underlying facts or circumstances. Any cooperation provision in this Agreement does not require you to contact Company regarding the subject matter of any such communications. By signing this Agreement, however, you waive the right to receive damages or monetary recovery from any such charge you may file or which is filed on your behalf, but it will not limit your right to receive an incentive award authorized under federal or state statute or regulation for information provided to any federal or state regulatory, government or law enforcement agencies, if applicable.
17.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi- party action or proceeding based on such a claim in which Company or any of its affiliates is a party.
18.Non-Solicitation. While you are employed by Company and for a period of one year thereafter, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group), publisher or songwriter who at the time is, or who within the one-year prior period was, either directly or through a furnishing entity, under contract to Company or any affiliate of Company or a label distributed by Company or an affiliate of Company, to end its relationship with Company, Company affiliate or label, to violate any provision of his or her contract or to enter into an exclusive recording or music publishing agreement with any other party or (b) solicit, negotiate

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with, induce or encourage any individual who at the time is, or who within the six-month prior period was, an employee of Company or any Company affiliate in the United States to leave his or her employment or to commence employment with any other party; provided, however, that general solicitations or advertisements of employment that are not specifically directed at employees of Company or Company’s affiliates shall not be deemed a violation of this clause (b).
19.Remedies for Breach and Clawback and Forfeiture of Incentive Compensation. You acknowledge that your violation of any of the covenants contained in this Agreement may cause irreparable damage to Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that in addition to any other damages it is able to show and without limiting any rights of WMG Corp. pursuant to its Clawback and Forfeiture Policy and its Dodd-Frank Clawback Policy (collectively, the “Clawback Policies”) to seek recoupment of any Incentive Compensation (as defined in the Clawback Policies) paid to you, in the event of your violation of Paragraph 5(g) or Paragraph 18 of this Agreement or in the event that Company determines at any time after the execution in full of this Agreement, as determined solely by Company in good faith, that during your employment you engaged in any act or omission that constitutes Cause as defined in the Employment Agreement, Company shall be entitled (without the necessity of showing economic loss or other actual damage but with written notice to you of the reason for such determination and, in the case where the Cause for termination is susceptible of cure as determined solely by Company in good faith and subject to an opportunity for you to cure such Cause to the reasonable satisfaction of Company within the ten (10) business day period after the date of written notice to you) to cease payment of the Severance and all other Separation Benefits under Paragraph 2 to the extent not previously paid or provided and to require your prompt return of all or any portion of such compensation and the value of the Separation Benefits previously paid or provided. In addition to the foregoing, Company shall be entitled to specific performance and other injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) in any court of competent jurisdiction for your actual or threatened breach of any of the covenants set forth in this Agreement. The period during which any such covenant applies shall be deemed automatically extended by any period during which you are in violation of the provisions thereof.
20.Withholding. All payments made to you hereunder shall be subject to applicable withholding, social security taxes and other ordinary and customary payroll deductions, as applicable, including medical and other insurance premiums.
21.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations and guidance promulgated thereunder, “Section 409A”) and will be interpreted in a manner intended to comply with Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A- 1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time

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Docusign Envelope ID: 031E6706-69D9-49F4-A61E-F3CF85D6ECD4

Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F
of your separation from service with Company you are a “Specified Employee” as defined in the WMG Corp. Section 409A Specified Employee Policy as then in effect, payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to you upon or as a result of your separation from service shall be delayed (without any reduction in such payments or benefits ultimately paid or provided to you) to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A until the first payroll following the six-month anniversary of your separation from service, at which point all payments delayed pursuant to this Paragraph shall be paid to you in a lump sum and (b) if any other payments of money or other benefits due to you hereunder could cause the imposition of any accelerated or additional taxes, interest or penalties under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A and, as such, shall not be subject to delay pursuant to this Paragraph.

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4917-3548-6510, v. 5

Docusign Envelope ID: 031E6706-69D9-49F4-A61E-F3CF85D6ECD4

Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F
Date:

05 May 2025

Bryan Castellani

WARNER MUSIC INC.

Date:

05 May 2025

By: Name:

Paul Robinson

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4917-3548-6510, v. 5

Docusign Envelope ID: 031E6706-69D9-49F4-A61E-F3CF85D6ECD4

Docusign Envelope ID: BE709348-B1E4-4BEE-BD9D-2D5BEF2DFF7F
Exhibit A

Re-affirmation of Waiver and Release

         , 2025

To: Warner Music Inc. (“Company”)
Reference is made to that certain Separation Agreement and Release, dated as of May     , 2025 (the “Separation Agreement”), previously entered into by and between Bryan Castellani and Company. Capitalized terms used but not defined in this Re-affirmation of Waiver and Release shall the meanings ascribed to such terms in the Separation Agreement.
As provided in the Separation Agreement, effective as of the date hereof, Bryan Castellani hereby restates and re-affirms and again provides Company with the waiver and release of claims and acknowledgements set forth in Paragraph 4(a) and Paragraph 5 of the Separation Agreement.

Sincerely,

Bryan Castellani

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